                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        JAYHAWK ACCEPTANCE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                         JAYHAWK ACCEPTANCE CORPORATION

               2001 BRYAN TOWER, SUITE 600 - DALLAS, TEXAS 75201

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders (the "Annual Meeting") of Jayhawk Acceptance Corporation (the "Company") will be held at the Le Meridien Hotel, 650 N. Pearl Street, Dallas, Texas 75201, on May 13, 1999, at 5:00 p.m., Dallas, Texas time, for the following purposes:

     (1) to elect seven directors to serve on the Company's Board of Directors; and

     (2) to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record of the Company's common stock, $.01 par value per share, at the close of business on March 17, 1999, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     We hope that you attend the Annual Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                    JAYHAWK ACCEPTANCE CORPORATION


                                   /S/ Beth Prothro
                                   -------------------------------
                                    Beth Prothro, Secretary

Dallas, Texas
April 21, 1999

                        JAYHAWK ACCEPTANCE CORPORATION

               2001 BRYAN TOWER, SUITE 600 - DALLAS, TEXAS 75201

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 13, 1999


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Jayhawk Acceptance Corporation, a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Le Meridien Hotel, 650 N. Pearl Street, Dallas, Texas 75201, on May 13, 1999, at 5:00 p.m., Dallas, Texas time, and at any adjournment of such Annual Meeting. The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the Annual Meeting and this Proxy Statement. The persons named as proxies are Douglas B. Theodore and Philip E. Falcosky, each of whom is presently an executive officer of the Company.

     This Proxy Statement and the related form of proxy are being mailed on or about April 21, 1999, to all shareholders of record on March 17, 1999. Shares of the Company's common stock, $.01 par value per share (the "Common Stock"), represented by proxies will be voted as described in this Proxy Statement or as otherwise specified by a shareholder. See "Method of Voting." The cost of soliciting, preparing, assembling and mailing the proxy, this Proxy Statement, and other materials enclosed herewith, and all clerical and other expenses of proxy solicitation will be borne by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock, and such persons may be reimbursed for their expenses. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or in person.

                                 ANNUAL REPORT

     The annual report for the Company's fiscal year ended December 31, 1998, including audited financial statements, is being furnished with this Proxy Statement to shareholders of record as of March 17, 1999. The annual report does not constitute a part of the proxy solicitation materials.

                              REVOCATION OF PROXY

     Any shareholder returning the accompanying proxy may revoke his proxy at any time prior to its exercise by (a) giving written notice to the corporate secretary of the Company of such revocation prior to its use, (b) voting in person at the Annual Meeting, or (c) executing and filing with the corporate secretary of the Company a later dated proxy.

                                 VOTING RIGHTS

     The holders of record of the 27,785,326 shares of Common Stock outstanding on March 17, 1999, will be entitled to one vote for each share held on all matters coming before the Annual Meeting.

                               METHOD OF VOTING

     Subject to revocation of a proxy, shares will be voted in accordance with the instructions on the proxy. As to the election of directors, a shareholder may, by checking the appropriate box on the proxy: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group, except those nominees identified by the shareholder in the appropriate area. In the event no instructions are given, the persons named in the accompanying proxy will vote FOR the election of the nominees for director listed in this Proxy Statement. As to any other business that may properly be brought before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment. Management does not know of any such other matters of business. Should any nominee named herein for the office of director become unable or be unwilling to accept nomination for or election to such position, the persons acting under the proxy will vote for the election, in his stead, of such other person as the management of the Company may recommend. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters. If a quorum is not present, the shareholders represented in person or by proxy at the Annual Meeting may adjourn such meeting until such time and to such place as may be determined by a vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting. Once a quorum is present at the Annual Meeting, the shareholders represented in person or by proxy at the meeting may conduct such business as may be properly brought before the Annual Meeting until it is adjourned, and the subsequent withdrawal from the Annual Meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

     Directors of the Company shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors of the Company at the Annual Meeting, and abstentions and broker non-votes will have no effect in the election of directors.

                       SECURITY OWNERSHIP IN THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 1999 by: (1) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (2) each of the Company's directors; (3) each of the persons named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group.

                                                                       NUMBER OF SHARES
                                                                         BENEFICIALLY            PERCENTAGE OF
                                                                           OWNED/(1)/         OUTSTANDING SHARES
                                                                       ----------------       ------------------
Carl H. Westcott/(2)/................................................        11,468,793              41.3
Douglas B. Theodore/(3)/.............................................            53,000                *
Philip E. Falcosky/(4)/..............................................            25,000                *
Paul M. Bass/(5)/....................................................            35,000                *
John D. Curtis/(6)/..................................................         2,602,350               9.4
C. Gregory Earls/(7)/................................................           788,164               2.8
Arthur W. Hollingsworth/(8)/.........................................            10,000                *
Regina T. Montoya/(9)/...............................................            46,387                *
Joe J. Pollard, III/(10)/............................................           582,525               2.1
Jack T. Smith/(11)/..................................................           363,633               1.3
Kern Wildenthal, M.D., Ph.D/(12)/....................................            24,500                *
All directors and executive officers as a group (11 persons)/(13)/...        15,887,245              57.2

 __________________
*    Represents less than 1.0% of the outstanding Common Stock.
(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.
(2) Includes 112,107 shares of Common Stock held by First Extended Service Corporation, a wholly owned subsidiary of a corporation of which Mr. Westcott is the sole shareholder. The shares held by First Extended Service Corporation are also considered to be beneficially owned by Mr. Curtis. The principal business address of Mr. Westcott is 100 Crescent Court, Suite 1620, Dallas, Texas 75201.
(3) Includes 50,000 shares of Common Stock issuable upon exercise of options granted under the Amended and Restated 1994 Stock Option and Restricted Stock Plan (as amended, the "1994 Stock Option Plan") and exercisable within 60 day.
(4) Includes 25,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Stock Option Plan and exercisable within 60 days.
(5) Includes 10,000 shares of Common Stock issuable upon exercise of options granted under the Company's Amended and Restated Non-Employee Stock Option Plan (as amended, the "Non-Employee Plan") and exercisable within 60 days.
(6) Includes 30,000 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days, and 1,149,000 and 1,149,000 shares of Common Stock held by Mr. Curtis as trustee of the Court Hilton Westcott 1987 Trust and Chart Hampton Westcott 1987 Trust, respectively, as to which Mr. Curtis disclaims beneficial ownership. Also includes 112,107 shares of Common Stock held by First Extended Service Corporation, as to which Mr. Curtis disclaims beneficial ownership. The shares held by First Extended Service Corporation are also considered to be beneficially owned by Mr. Westcott. The principal business address of Mr. Curtis is 2001 Bryan Street, Suite 200, Dallas, Texas 75201.
(7) Includes 25,000 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days and 675,064 and 1,050 shares of Common Stock held by Mr. Earls as trustee under the Earls' Children Irrevocable Educational Trust Agreement and by members of his family, respectively, as to which Mr. Earls disclaims beneficial ownership.
(8) Includes 10,000 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.
(9) Includes 35,000 shares of Common Stock issuable upon the exercise of options granted under the Non-Employee Plan and exercisable within 60 days.

(10) Includes 200,000 shares of Common Stock issuable upon exercise of options granted under 1994 Stock Option Plan and exercisable within 60 days and 500 shares of Common Stock held by Charline Pollard, Mr. Pollard's wife, as to which Mr. Pollard disclaims beneficial ownership.
(11) Includes 150,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Stock Option Plan and exercisable within 60 days and 30,000 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.
(12) Includes 10,000 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.
(13) Includes 425,000 shares of Common Stock issuable upon exercise of options granted under the 1994 Stock Option Plan and exercisable within 60 days and 150,000 shares of Common Stock issuable upon exercise of options granted under the Non-Employee Plan and exercisable within 60 days.

                     PROPOSAL ONE:  ELECTION OF DIRECTORS

     The Company's Amended and Restated Bylaws provide that the Board of Directors or shareholders shall establish the number of directors. The Board of Directors has established the Board at nine members through the date of the Annual Meeting and seven members thereafter. Each of the persons set forth below has been nominated for election to the Board of Directors, to serve for a term of one year until the next annual meeting of shareholders or until his successor is elected and qualified. See "Directors and Executive Officers."

      DIRECTOR NOMINEE /(1)/
------------------------------
     Carl H. Westcott
     Paul M. Bass
     John D. Curtis
     C. Gregory Earls
     Arthur W. Hollingsworth
     Joe J. Pollard, III
     Jack T. Smith

___________________

(1) Regina T. Montoya and Kern Wildenthal, M.D., Ph.D., who are currently serving as directors of the Company, are not standing for re-election to the Board of Directors.

     The shares represented by proxies will be voted as specified by the shareholder. If a shareholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other person as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE SEVEN NOMINEES NAMED ABOVE.

                       DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS AND NOMINEES FOR ELECTION AS DIRECTORS/(1)/

     The following sets forth certain information regarding the nominees for election to the Company's Board of Directors and the Company's executive officers:

                NAME                     AGE                POSITION
-------------------------------------   -----  ---------------------------------------
Carl H. Westcott.....................     59   Chairman of the Board, Director
Douglas B. Theodore..................     52   President and Chief Executive Officer
Philip E. Falcosky...................     47   Controller and Chief Accounting Officer
Paul M. Bass.........................     63   Director
John D. Curtis.......................     58   Director
C. Gregory Earls.....................     54   Director
Arthur W. Hollingsworth..............     36   Director
Joe J. Pollard, III..................     59   Director
Jack T. Smith........................     46   Director

___________________

(1) Regina T. Montoya and Kern Wildenthal, M.D., Ph.D., who are currently serving as directors of the Company, are not standing for re-election to the Board of Directors.

     Carl H. Westcott has served as Chairman of the Board of the Company since February 1997, as a director of the Company since its inception in June 1993 and, since April 1997, as Chairman of the Board of Jayhawk Medical Acceptance Corporation, a wholly owned subsidiary of the Company ("JMAC"). From February 1997 until his resignation in February 1999, Mr. Westcott served as Chief Executive Officer of the Company and, from April 1997 until his resignation in February 1999, Mr. Westcott also served as Chief Executive Officer of JMAC. Mr. Westcott provided a substantial portion of the initial capital to the Company and is the principal shareholder of the Company. Since February 1999, Mr. Westcott has acted, and from June 1996 until he joined the Company, Mr. Westcott acted, primarily as an investor through his wholly-owned consulting and private investment company, Carl Westcott LLC. From 1986 until its acquisition by Primedia, Inc. (formerly known as K-III Communications Corporation) in June 1996, Mr. Westcott was Chairman of the Board, Chief Executive Officer and a director of Westcott Communications, Inc., a communications company that produces information programming for subscribers in the health care, automotive and other industries. Until its sale in January 1996, he was the sole director and shareholder of Atlanta Toyota, Inc., one of the largest Toyota dealerships in the United States.

     Douglas B. Theodore has served as Chief Executive Officer and President of the Company since February 1999 and as President and Chief Operating Officer and a director of JMAC since May 1997. From March 1996 until May 1997, Mr. Theodore held various positions with the Company and JMAC, including Chief Operating Officer of JMAC since June 1996. From September 1993 to February 1996, Mr. Theodore was the President and Chief Operating Officer of Texas Professional Baseball, Inc., an independent professional baseball minor league of which Mr. Westcott was the principal shareholder.

     Philip E. Falcosky was named Controller and Chief Accounting Officer effective June 1997. Mr. Falcosky joined the Company in October 1995 as Director of Internal Audit and in January 1997 was named Manager of Dealer Underwriting and Collateral Control. Prior to joining the Company, Mr. Falcosky served from 1990 to 1994 as Vice President and Manager of Audit-Division with BankAmerica Corp., from 1983 to 1990 as Senior Vice President/Director of Internal Audit with MeraBank, F.S.B., and from 1974 to 1983 as an accountant with Peat, Marwick Mitchell & Co. and Arthur Young & Company.

     Paul M. Bass has served on the Board of Directors of the Company since August 1997. Since 1989, Mr. Bass has served as Vice Chairman of First Southwest Company, a privately held investment banking firm. Since 1991, Mr. Bass has served as Chairman of the Audit Committee of Keystone Consolidated Industries, Inc. Since 1994, Mr. Bass has served as Chairman of the Board of MACC Private Equities, Inc. and as Chairman of the Audit Committee of California Federal Bank F.S.B. Since 1998, Mr. Bass has served as Chairman of the Audit Committee of Golden State Bancorp and as Chairman of the Management Development and Compensation Committee of CompX International, Inc. In November 1998, after five years as Chairman of the Board, Mr. Bass retired from Richman Gordman 1/2 Price Stores, Inc. Mr. Bass has more than thirty-seven years of experience in the securities industry.

     John D. Curtis has served as a consultant to the Company since September 1996 and as a director of the Company since October 1995. Since November 1995 Mr. Curtis has served as President of First Extended Service Corporation, a provider of claims administration services for automotive extended service agreements. First Extended Service Corporation is a wholly-owned subsidiary of a corporation of which Mr. Westcott is the sole shareholder. Mr. Curtis also served as a director of Farah Incorporated, a clothing manufacturer, from June 1996 until its acquisition by Tropical Sportswear, Inc. in June 1998. From November 1992 until joining First Extended Service Corporation, Mr. Curtis was a partner in the law firm of Baker & McKenzie.

     C. Gregory Earls has served as a director of the Company since its inception. Mr. Earls became a director of U.S. Technologies Inc. in June 1998 and was appointed its Chief Executive Officer in February 1999. Mr. Earls is also President and a director of Equitable Production Funding of Canada, Inc., a film licensing company; U.S. Viewing Corporation, a management company; and National Networks, Inc., a private investment company. Mr. Earls has held these positions since June 1981, March 1985 and January 1993, respectively. Mr. Earls was President and a director of Health and Sciences Television Network, a subsidiary of Westcott Communications, Inc., from November 1991 until its acquisition by Primedia, Inc. in June 1996.

     Arthur W. Hollingsworth has served as a director of the Company since August 1997. Since 1989, Mr. Hollingsworth has served as Managing Director of Lewis Partners, an investment firm that primarily makes equity investments in basic manufacturing and distribution companies. Mr. Hollingsworth serves as Chairman of the Board of American Crop Services, Inc., a chain of farm service centers in the mid-south, and of Belding Hausman Incorporated, a North Carolina based textile manufacturer. Mr. Hollingsworth is the Chair-elect of the North Dallas Chamber of Commerce. Mr. Hollingsworth also serves as a director of Hollingsworth & Vose Co., Logex Corporation and Saranda Corporation.

     Joe J. Pollard, III has served as a director of the Company since September 1994. From November 1997 until his resignation in February 1999, Mr. Pollard served as President--Automotive Division of the Company. Mr. Pollard served as General Manager--Automotive Division of the Company from March 1997 to November 1997 and as President and Chief Operating Officer of the Company from August 1994 until his resignation in January 1996. Since February 1999, Mr. Pollard has been, and between January 1996 and March 1997 Mr. Pollard was, self-employed as a private investor and a consultant to the Company. From August 1993 to August 1994, Mr. Pollard served as President and General Manager of Atlanta Toyota, Inc.

     Jack T. Smith has served as a director of the Company since its inception. From March 1997 until his resignation in February 1999, Mr. Smith served as President and Chief Operating Officer of the Company. Since February 1999 Mr. Smith has served, and from September 1996 to March 1997 Mr. Smith served, as a consultant to the Company. From June 1996 until March 1997, he was employed by Carl Westcott LLC. From 1989 until its acquisition by Primedia, Inc. in June 1996, Mr. Smith was President and Chief Operating Officer of Westcott Communications, Inc. From November 1995 until the present time, Mr. Smith has served as a director of Internet America, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The following sets forth information regarding meetings of the Board of Directors and its standing committees during fiscal 1998:

     Board of Directors. The Board of Directors met four times during fiscal 1998. In 1998, each member of the Board of Directors attended or acted upon at least seventy-five percent of the aggregate number of Board of Directors meetings and Board of Directors committee meetings held or consents acted upon during the period he or she served as a director and/or committee member, as applicable.

     Nominating Committee.  The Company has no Nominating Committee.

     Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and undertaking such other incidental functions as the Board of Directors may authorize. The Audit Committee met two times during fiscal 1998. The current members of the Audit Committee are C. Gregory Earls, Arthur W. Hollingsworth and Regina T. Montoya. Ms. Montoya does not intend to stand for reelection to the Board of Directors. Accordingly, after the Annual Meeting, Ms. Montoya will no longer be a member of the Audit Committee.

     Compensation Committee. The Compensation Committee is responsible for determining executive compensation policies and administering all compensation plans, including the 1994 Stock Option Plan and the Non-Employee Plan. The Compensation Committee met or unanimously voted on resolutions a total of two times during fiscal 1998. The current members of the Compensation Committee are C. Gregory Earls, Arthur W. Hollingsworth and Kern Wildenthal. Dr. Wildenthal does not intend to stand for reelection to the Board of Directors. Accordingly, after the Annual Meeting, Dr. Wildenthal will no longer be a member of the Compensation Committee.

                           COMPENSATION OF DIRECTORS

     Until February 1999, when the Company ceased making such payments as part of cost-saving measures adopted by the Company, the Company paid non-employee directors an annual retainer of $4,000 and a fee of $1,000 for each Board of Directors or committee meeting attended. The Company also reimburses out-of-pocket expenses related to the director's attendance at such meetings. Non-employee directors of the Company and its subsidiaries who do not own more than ten percent of the outstanding Common Stock also receive grants of options for Common Stock under the Company's Non-Employee Plan, which was adopted in February 1994, amended and restated in its entirety in July 1995, and further amended in November 1997. A total of 450,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Non-Employee Plan. The Non-Employee Plan provides for the grant of options to directors of the Company and its subsidiaries and other persons rendering critical services to the Company or its subsidiaries who are not full-time employees of the Company or any of its subsidiaries and on the date of grant do not own more than ten percent of the outstanding Common Stock ("Eligible Individuals"). As of December 31, 1998, options to purchase 20,000, 60,000, 20,000, 10,000, 30,000,
40,000 and 20,000 shares of Common Stock at respective exercise prices per share of $.01, $.625, $1.25, $2.00, $4.46, $12.8125 and $14.125 were outstanding under the Non-Employee Plan.

     The Non-Employee Plan provides that immediately following the initial election or appointment of an Eligible Individual to the Company's Board of Directors, such individual shall automatically receive an option to purchase 10,000 shares of Common Stock at a price per share equal to the fair market value of such stock on the date of such election. Thereafter, upon the reelection of any Eligible Individual to the Board of Directors, such individual shall automatically be granted an option to purchase an additional 10,000 shares of Common Stock at a price per share equal to the fair market value of such stock on the date of such reelection; provided that no Eligible Individual shall receive an option upon reelection if such option, together with all unexercised options previously granted under the Non-Employee Plan to such director, exceed options to purchase 50,000 shares of Common Stock. Twenty-five percent of any such option shall vest on each of the six month, one year, two year, and three year anniversaries of the date of grant and no such option shall be exercisable after the date which is ten years from the date of grant.

     The Non-Employee Plan is administered by the Compensation Committee and permits the grant of options to such Eligible Individuals as the Compensation Committee may determine from time to time, which options will be subject to such terms and conditions as the Compensation Committee may determine. In addition, the

Compensation Committee may grant cash awards payable in connection with the exercise of an option. The exercise price of any such option shall be such price as is determined by the Compensation Committee; provided that the exercise price shall not be less than 85% of the fair market value of the shares subject to such option on the date of grant. Except as otherwise provided in the agreement evidencing the option, if a holder of an option ceases to be a director of, or otherwise render the service for which the option was granted to, the Company or its subsidiaries, the unexercised portion of such option shall terminate, if a holder of any option ceases by reason of disability to be a director of the Company or any of its subsidiaries or to otherwise render the service for which the option was granted, the unexercised portion of such option shall terminate 90 days thereafter, and if a holder of an option dies, the unexercised portion of such option shall terminate one year thereafter.

     On September 5, 1996 the Company entered into a consulting agreement with Jack T. Smith, who at the time was only a member of the Company's Board of Directors, pursuant to which Mr. Smith provided business, financial and management consulting services to the Company. In accordance with the consulting agreement, the Company granted Mr. Smith an option to purchase 100,000 shares of Common Stock under the 1994 Stock Option Plan at an exercise price of $14.125 per share. In March 1997 Mr. Smith was appointed President and Chief Operating Officer of the Company and the parties agreed to terminate the consulting agreement. On August 21, 1997 Mr. Smith relinquished all options he was granted pursuant to his consulting agreement and received 300,000 replacement options at an exercise price of $1.25 per share.

     On September 27, 1996 the Company entered into a consulting agreement with John D. Curtis, a member of the Company's Board of Directors, pursuant to which Mr. Curtis provides legal and business consulting services to the Company. In accordance with the consulting agreement, the Company granted Mr. Curtis an option to purchase 20,000 shares of Common Stock under the 1994 Stock Option Plan at an exercise price of $14.125 per share exercisable in increments of 5,000 shares, with the first 5,000 shares becoming exercisable on the sixth month anniversary of the date of grant and each subsequent increment becoming exercisable on each of the next three anniversaries of the date of grant. Unvested options automatically terminate upon termination of the consulting agreement, which can be terminated by either party on 30 days' notice.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 1998 and each of the other persons who served as executive officers of the Company during 1998.

                          SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM
                                                       ANNUAL COMPENSATION                        COMPENSATION
                                                       -------------------                       ---------------
                                                                                OTHER ANNUAL
                                           FISCAL                               COMPENSATION         AWARDS
      NAME AND PRINCIPAL POSITION           YEAR     SALARY ($)    BONUS ($)         ($)          OPTIONS/SAR'S
---------------------------------------   -------   -----------   -----------  --------------    ---------------
Carl H. Westcott,/(1)/                      1998      $   ---      $   ---         $   ---              ---
Chairman of the Board and Director          1997          ---          ---             ---              ---
                                            1996          ---          ---             ---              ---

Douglas B. Theodore,/(2)/                   1998      120,000          ---             ---              ---
President and Chief Executive Officer       1997      110,000          ---             ---          100,000/(3)/
                                            1996       77,000          ---             ---           25,000/(4)/

Philip E. Falcosky,/(5)/                    1998       90,000          ---             ---              ---
Controller and Chief Accounting Officer     1997       83,750       30,000             ---           50,000/(6)/
                                            1996       67,083          ---             ---            3,500/(7)/

Joe J. Pollard,/(8)/                        1998      122,112          ---             ---              ---
Director                                    1997       87,629          ---             ---          100,000/(9)/
                                            1996       19,535          ---             ---              ---

Jack T. Smith,/(10)/                        1998      120,000          ---             ---              ---
Director                                    1997       95,000          ---           1,000/(11)/    300,000/(12)/
                                            1996          ---          ---          14,000/(11)/    100,000/(13)/

________________

(1) Mr. Westcott was an executive officer of the Company from February 1997 until his resignation in February 1999. Mr. Westcott also serves as Chairman of the Board of JMAC and served as JMAC's Chief Executive Officer from April 1997 until his resignation in February 1999. See "Directors and Executive Officers." He did not receive compensation, cash or otherwise, from either the Company or JMAC for such services.
(2) Mr. Theodore became an executive officer of the Company in February 1999. From March 1996 to February 1999, Mr. Theodore held various positions with the Company and JMAC. See "Directors and Executive Officers."
(3) Options granted November 12, 1997 as part of grants totaling 400,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
(4) Options granted September 27, 1996 as part of grants totaling 378,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
(5)  Mr. Falcosky became an executive officer of the Company in June 1997.
(6) Options granted August 21, 1997 as part of grants totaling 505,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
(7) Options granted September 27, 1996 as part of grants totaling 378,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
(8) Mr. Pollard was an executive officer of the Company from March 1997 until his resignation in February 1999. Mr. Pollard also served as President and Chief Operating Officer of the Company from August 1994 to January 1996. See "Directors and Executive Officers."
(9) Options granted August 21, 1997 as part of grants totaling 505,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.

(10) Mr. Smith was an executive officer of the Company from March 1997 until his resignation in February 1999.
(11) Amounts paid to Mr. Smith in connection with his services as a non-employee director of the Company prior to his becoming an executive officer. See "Directors and Executive Officers" and "Compensation of Directors."
(12) Options granted August 21, 1997 as part of grants totaling 505,000 options to certain officers and key employees pursuant to the 1994 Stock Option Plan.
(13) Options granted September 27, 1996 to Mr. Smith pursuant to the 1994 Stock Option Plan under his consulting agreement with the Company, which agreement terminated upon his becoming an executive officer of the Company.

GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     None of the individuals listed in the Summary Compensation Table were granted options to acquire Common Stock in 1998. No SARs were granted in 1998.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to the individuals listed in the Summary Compensation Table who hold options to acquire Common Stock concerning the value of unexercised options to acquire Common Stock held as of December 31, 1998. No SARs have been granted under any incentive plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                 NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED              IN-THE-MONEY
                              SHARES                                OPTIONS/SARS AT                 OPTIONS/SARS AT
                            ACQUIRED ON      VALUE REALIZED       FISCAL YEAR END (#)             FISCAL YEAR END ($)
     NAME                   EXERCISE (#)         ($)           EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE/(1)/
--------------------        ------------     --------------    --------------------------    ------------------------------
Douglas B. Theodore             ---                ---                  50,000/50,000                     0/0
Philip E. Falcosky              ---                ---                  25,000/25,000                     0/0
Joe J. Pollard                  ---                ---                 200,000/-0-                        0/0
Jack T. Smith                   ---                ---                 177,500/152,500                    0/0

____________

(1) The options were valued using the closing bid price of the Common Stock on December 31, 1998, which was $0.125. On April 12, 1999, the closing bid price of the Common Stock was $.035.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Since November 1997, the Compensation Committee has consisted of Messrs. Earls, Hollingsworth and Wildenthal. No person serving as a member of the Compensation Committee during 1998 has ever been employed by the Company, and no such person had any relationships during 1998 requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission ("SEC").

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 1998 the Company maintained business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     On November 15, 1995 the Company entered into an agreement with First Extended Service Corporation pursuant to which First Extended Service Corporation performs certain claims administration services on behalf of the Company offered to its automotive dealers. Under the extended service agreement program, an automotive dealer could sell a vehicle service product to a customer whose automotive installment sales contract is purchased by the Company, which reimburses the customer for certain repairs made to the vehicle securing the automotive installment sales contract. The amounts payable by the Company to First Extended Service Corporation under the agreement were directly related to the number of such vehicle service products sold by the Company's automotive dealers and are on terms the Company believes are no less favorable to the Company than could be obtained for similar services from unrelated parties. The Company paid approximately $196,000 to First Extended Service Corporation for reimbursement of service contract claims and administrative services during 1998, $188,748 of which were payments made in accordance with the Company's plan of reorganization under Chapter 11. The Company ceased offering these extended service agreements in 1997. First Extended Service Corporation is a wholly owned subsidiary of a corporation of which Mr. Westcott is the sole shareholder. Mr. Curtis is an executive officer of First Extended Service Corporation.

     In late 1996 the Company entered into an agreement with Cougar Advertising, Inc., which agreement was approved by a committee of disinterested directors of the Company, pursuant to which Cougar Advertising, Inc. agreed to develop and produce commercials and execute media buys for JMAC for a commission of approximately 5% of the commercials and media buys. The agreement is on terms the Company believes are at least as favorable to the Company as could be obtained for similar services from unrelated parties. Pursuant to the agreement, the Company paid approximately $335,000 to Cougar Advertising, Inc. in 1998.

     On October 1, 1996 JMAC executed a revolving credit promissory note (the "NationsBank Note") in the face amount of $15,000,000 payable to NationsBank Texas, N.A. ("NationsBank"). The NationsBank Note was due October 1, 1997 and bore interest at the prime rate of interest. Mr. Westcott unconditionally guaranteed payment of the NationsBank Note. In January 1997, as a condition to Mr. Westcott guaranteeing any future advances under the NationsBank Note or otherwise, JMAC granted him a security interest in all the assets of JMAC to secure payment of any and all claims arising pursuant to Mr. Westcott's guaranty. After commencement of the Company's Chapter 11 proceeding in February 1997, NationsBank refused to make any further advances under the NationsBank Note. In addition, JMAC had loaned approximately $7.1 million (the "JMAC Loan") to the Company prior to the Company's filing of the Chapter 11 petition, and the Bankruptcy Court prohibited the Company from providing JMAC with any cash to finance its activities, including any repayment of the JMAC Loan. To fund JMAC's operations, Mr. Westcott provided approximately $12.3 million of financing to JMAC between January 30, 1997 and September 30, 1997. Furthermore, at the request of NationsBank, on February 28, 1997, Mr. Westcott purchased the NationsBank Note evidencing the $13.5 million principal amount of indebtedness outstanding under the facility. The majority of the financing provided by Mr. Westcott to JMAC was in the form of demand notes secured by all of the assets of JMAC. On November 12, 1997 Mr. Westcott agreed to consolidate and extend the maturities of the notes evidencing his loans to JMAC. In 1998, Mr. Westcott loaned an additional $400,000 to the Company. Notes payable to Mr. Westcott at December 31, 1998 totaled $21.2 million. The notes bear interest at the prime rate and (except for the $400,000 loan, which is payable on demand) are generally payable in quarterly principal installments (plus interest) aggregating approximately $2.4 million in 1998 and $4.7 million in 1999, with the balance of the notes being due on November 12, 1999. The notes are secured by all of the assets of JMAC, and JMAC continues to owe Mr. Westcott approximately $1.8 million of accrued interest that is payable upon demand.

                        PERFORMANCE OF THE COMMON STOCK

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period commencing August 1, 1995 (the first trading day following the initial public offering of Common Stock by the Company), and ending on December 31, 1998, with the cumulative total shareholder return on the Nasdaq Market Index and on the Dow Jones Industry Group Index FIS (Financial Services, Diversified) for the same period, assuming a $100 investment on August 1, 1995.

                         TOTAL RETURN TO STOCKHOLDERS
                  (Assumes $100 investment on August 1, 1995)


                             [GRAPH APPEARS HERE]

                                             8/01/95         12/31/95         12/31/96       12/31/97      12/31/98
                                             -------         --------         --------       --------      --------
Jayhawk Acceptance Corporation                100.00            63.48            78.26           9.57          3.26
Dow Jones Industry Group FIS                  100.00           119.02           160.24         248.54        286.85
Nasdaq Market Index                           100.00           102.74           127.67         156.17        220.26

     The closing bid price of Common Stock reported by the OTC Bulletin Board on April 12, 1999, was $.035 per share.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION

     Since its inception in June 1993, the Company's executive compensation program has consisted of base salary and long-term incentive compensation in the form of stock options. The Company formed a Compensation Committee in April 1995 to determine and administer all executive compensation policies, including cash compensation and option grants under the 1994 Stock Option Plan. The Compensation Committee reviews all aspects of the Company's compensation program at least once annually and has directed management to provide suggested executive compensation plans to the Compensation Committee. The specific objectives of the Compensation Committee are:

     Provide compensation that will attract and retain superior talent and reward the executive officer based upon Company and individual performance.

     Support the achievement of the Company's strategic operating objectives.

     Align the executive officer's financial interests with the success of the Company by placing a substantial portion of pay at risk (i.e., payout that is dependent upon Company and/or Common Stock performance).

     The factors considered by the Compensation Committee in establishing executive officer cash compensation and stock option grants in 1998 included an assessment of the level of compensation required to attract and/or retain the executive officer, the individual's performance (as viewed by the Compensation Committee following consultation with management), the responsibilities of the individual and the operating performance of the Company. The Compensation Committee also considered the compensation practices of other corporations that most likely compete with the Company for services of executive officers. Although the Compensation Committee did not apply any formula based upon particular performance measures in 1998, the Compensation Committee's decisions were affected by, among other things, the state of the Company's business.

     The Compensation Committee anticipates that stock options will continue to form a part of the Company's overall executive compensation program and that incentive cash compensation will be used to reward exceptional performance and meeting Company performance goals.

     Carl H. Westcott has served as Chairman of the Board of the Company since February 1997. From February 1997 until his resignation in February 1999, Mr. Westcott also served as Chief Executive Officer of the Company. Prior to such time he served solely as a director of the Company. At Mr. Westcott's request, he received no compensation, cash or otherwise, for his services for the Company. See "Compensation of Executive Officers."


                                    By:  Arthur W. Hollingsworth
                                         Kern Wildenthal, M.D., Ph.D.
                                         C. Gregory Earls, Chairman

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to the fiscal year ended December 31, 1998 and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities for 1998 have been complied with by such persons.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     On February 16, 1999, Ernst & Young LLP resigned as auditors of the
Company.

     The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

     The reports of Ernst & Young LLP for each of the last two years were modified as to uncertainty regarding the ability of the Company to continue as a going concern. More specifically, Ernst & Young LLP's report relating to the Company's financial statements for 1996 notes that "the Company experienced a significant net loss in 1996, is currently in default on all of its debt agreements, and in addition the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty." Similarly, Ernst & Young LLP's report relating to the Company's financial statements for 1997 notes that "Jayhawk Acceptance Corporation incurred significant losses in 1996 and 1997, discontinued its purchases of Automotive Contracts, relies upon collections on its existing Automotive Contracts in order to meet its obligations under the Plan of Reorganization ("Plan"), projects funds available other than for meeting Plan obligations will be limited, and expects to defer a portion of the Plan payments originally scheduled for 1998 as allowed under the Plan. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty."

     In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1997 and 1996, and in the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in connection with their report.

     At the Company's February 4, 1999 Audit Committee meeting, Ernst & Young LLP advised the Company of the need to expand the scope of its audit of the 1998 financial statements of the Company as a result of the cooperative advertising program the Company adopted in 1998. The Audit Committee concurred but questioned the estimated audit fee presented by Ernst & Young LLP. Ernst & Young LLP's resignation occurred prior to their commencement of any substantive audit procedures with respect to the Company's 1998 year end financial statements. Representatives of Ernst & Young, L.L.P. are not expected to be present at the Annual Meeting.

     After conducting a search for a new independent public accountant, the Company's Audit Committee appointed the firm of Grant Thornton LLP as the Company's principal accountant. The date of such principal accountant's engagement was March 15, 1999. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                OTHER BUSINESS

     The management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholders intending to present proposals at the 2000 Annual Meeting of Shareholders and desiring to have those proposals included in the Company's proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to the Secretary of the Company on or before December 24, 1999. For proposals that shareholders intend to present at the 2000 Annual Meeting of Shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies the Company of such intent by March 8, 2000, any proxy solicited by the Company for such Annual Meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the Annual Meeting.

                              By Order of the Board of Directors,

                              /s/ Beth Prothro

                              Beth Prothro,
                              Secretary


Dallas, Texas
April 21, 1999


THE COMPANY WILL PROVIDE, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) TO ANY RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AT THE CLOSE OF BUSINESS ON MARCH 17, 1999. REQUESTS SHOULD BE DIRECTED TO PHILIP E. FALCOSKY, CONTROLLER AND CHIEF ACCOUNTING OFFICER OF THE COMPANY, AT 2001 BRYAN TOWER, SUITE 600, DALLAS, TEXAS 75201

                                     PROXY
                         JAYHAWK ACCEPTANCE CORPORATION
                         Annual Meeting of Shareholders
                            to be held May 13, 1999
              Proxy Solicited on Behalf of the Board of Directors

  The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Jayhawk Acceptance Corporation (the "Company"), to be held on May 13, 1999, and the proxy statement in connection therewith, each dated April 21, 1999, (b) appoints Douglas B. Theodore and Philip E. Falcosky, or either of them, as Proxies, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 17, 1999, at such annual meeting and at any adjournment(s) thereof, and
(d) revokes any proxies heretofore given.

1. To elect as Directors the following nominees: Carl H. Westcott, Jack T. Smith, Joe J. Pollard III, Paul M. Bass, John D. Curtis, C. Gregory Earls and Arthur W. Hollingsworth

For all the foregoing           .  Withhold authority to vote           .
                      ----------                              ----------

To withhold authority to vote for any individual nominee, strike a line through that nominee's name. Unless authority to vote for all the foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not struck.

                  (Continued and to be signed on reverse side)
                          (Continued from other side)

  THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF PROPOSAL 1 AND ON ANY OTHER BUSINESS IN THE DISCRETION OF THE PROXIES.

  IMPORTANT: Please date this proxy and sign exactly as your name or names appear thereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please so indicate when signing.

                                           Dated:                        , 1999
                                                  -----------------------

                                           ------------------------------------
                                           Signature

                                           ------------------------------------
                                           Signature if held jointly

                                           PLEASE SIGN, DATE AND RETURN THIS
                                           PROXY PROMPTLY IN THE ACCOMPANYING
                                           ENVELOPE.